Fortune Brands Elects Stephanie Pugliese to Board of Directors

DEERFIELD, Ill – March 6, 2023 – Fortune Brands Innovations, Inc. (NYSE: FBIN or “Fortune Brands” or the “Company”), an industry-leading home, security and commercial building products company, today announced it has elected Stephanie Pugliese as a Class III member of the Board of Directors, for a term expiring at the Company’s 2023 Annual Meeting of Stockholders.

“Stephanie is an experienced leader with keen commercial acumen, strategic vision and a proven track record of working with strong consumer brands,” said Fortune Brands Chief Executive Officer Nicholas Fink. “We are so happy to have Stephanie join our Board, as her tremendous history of success in building brands and driving innovation through both legacy as well as digital and ecommerce models is well-matched with Fortune Brands’ digital transformation and focus on brands, innovation and channel management.”

Pugliese served as President of Americas at Under Armour, Inc., a global sportswear brand, from September 2019 to March 2023. Prior to that, Pugliese spent eleven years at Duluth Holdings, Inc., a U.S. retailer of casual wear, workwear and accessories, most recently serving as President and Chief Executive Officer and as a Board Member from November 2015 to September 2019. She joined Duluth in 2008 and took on roles of increasing responsibility, including President and Chief Operating Officer, President and Chief Merchandising Officer, Senior Vice President and Chief Merchant Officer, and Vice President of Product Development and Merchandising. Prior to joining Duluth, Pugliese’s career included working as Vice President and General Merchandise Manager at Lands’ End, Inc., a men’s, women’s and children’s apparel and accessories company, and Vice President of Merchandising at Ann Inc., a women’s apparel company.

Pugliese currently serves as a member of the Board of Directors of Cooper’s Hawk Winery and Restaurants, a privately held restaurant company. She also serves on the Advisory Board of the Women in Retail Leadership Circle, an organization that provides mentorship and networking opportunities to women to help them advance in their careers. Pugliese holds a B.S. in Business from New York University.

Pugliese’s appointment reflects the Board’s commitment to bring in members with diverse backgrounds and experiences to better reflect the people within the company and its communities.

About Fortune Brands Innovations

Fortune Brands Innovations, Inc. (NYSE: FBIN), headquartered in Deerfield, Ill., is a brand, innovation and channel leader focused on exciting, supercharged categories in the home products, security and commercial building markets. The Company’s growing portfolio of brands includes Moen, House of Rohl, Aqualisa, Therma-Tru, Larson, Fiberon, Master Lock and SentrySafe. To learn more about FBIN, its brands and environmental, social and governance (ESG) commitments, visit www.FBIN.com.

Source: Fortune Brands Innovations, Inc.

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